EXHIBIT 10.50

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”) is made this 24th day of December, 2018 by and among Findex.com, Inc., a Nevada corporation with its principal place of business located at 1313 South Killian Drive, Lake Park, FL 33403 (“FIND”), Nanotech Fibers, LLC, a Florida limited liability company with a place of business located at 4300 N. Ocean Blvd., Apt. 6, Delray Beach, Florida 33483 (“NFibers”), and each of the respective members of NFibers, to wit, AZBC, LLC, a Florida limited liability company with a business address located at 4300 N. Ocean Blvd., Apt. 6, Delray Beach, Florida 33483 (“AZBC”), ANB Enterprises, LLC, a Florida limited liability company with a business address located at 10431 N. Lake Vista Circle, Davie, Florida 33328 (“ANB”), and August Center Street Holdings, LLC, a Florida limited liability company with a business address at 1313 South Killian Drive, Lake Park, FL 33403 (“ACSH”) (FIND, NFibers, AZBC, ANB, and ACSH may also hereinafter be referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS, FIND is currently a U.S. Securities Exchange Commission (“SEC”) reporting company with its only class of common stock, par value $0.001 per share (the “FIND Common Stock”) quoted and traded publicly in the over-the-counter market;

WHEREAS, FIND is an owner of a certain Class A membership interest in Advanced Cement Sciences, LLC, a privately-held, Florida limited liability company (“ACS”), and desires to acquire from the other owners of membership interests in ACS all of the other outstanding membership interests in ACS, both Class A and Class B, in exchange for shares of FIND Common Stock (collectively, the “Contemplated Transactions”);

WHEREAS, NFibers is currently an owner of a certain Class A membership interest in ACS, and, as part of the Related Transactions, desires to sell such Class A membership interest to FIND in exchange for shares of FIND Common Stock (individually, and as hereinafter described in more detail pursuant to Section 1 of this Agreement, infra, the “Subject Securities Exchange Transaction”); and

WHEREAS, FIND and NFibers have come to terms on the number of shares of FIND Common Stock to be issued to NFibers in relation to the Subject Transaction;

NOW, THEREFORE, for and in consideration of the following agreements, the Parties hereby agree as follows:

1.       Mutual Securities Sale/Purchase/Exchange. In consideration of an aggregate of one hundred fourteen million nine hundred sixteen thousand six hundred sixty-seven (114,916,667) restricted shares of FIND Common Stock (collectively, the “Subject Shares”), the sufficiency of which is hereby acknowledged, NFibers hereby agrees to unconditionally and irrevocably sell, convey and transfer as of the date hereof to FIND, in an exempted resale transaction under, inter alia, the so-called Section 4(a)(1½) of the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws, the uncertificated Class A membership interest it owns in ACS (the “Subject ACS Membership Interest”), and, in consideration of receiving such Subject ACS Membership Interest from NFibers, FIND hereby agrees to unconditionally and irrevocably offer, issue and sell as of the date hereof to NFibers, pursuant to exemption afforded by Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated thereunder (“Regulation D”), the Subject Shares, such aggregate shares to be issued, delivered and certificated in the names of the respective members of NFibers in accordance with the following denomination breakdown:

AZBC:	28,729,166 shares
ANB:	28,729,166 shares
ACSH:	57,458,335 shares

2.       Assumption of ACS Liabilities. Upon consummation of the Contemplated Transactions, FIND shall have hereby expressly assumed the liabilities of ACS for all purposes.

3.       Contemporaneous Actions Relating to ACS. It is acknowledged that, contemporaneous with the consummation of the Subject Securities Exchange Transaction, and the Contemplated Transactions taken as a whole, (i) the ACS operating agreement shall have been amended and restated so as to, inter alia, (x) declassify the membership interests such that there remains only a single class thereof, (y) remove all members other than FIND and all provisions relative to and/or governing the respective rights and obligations as between and among the various holders of membership interests (including those as between the former holders of Class A and Class B membership interests), and (z) more generally, cause it to become a (Florida) single-member limited liability company from and after the date hereof, and (ii) all of the incumbent managers and other officers of ACS resign effective immediately.

4.       Effect of the Transaction. Upon consummation of the Subject Securities Exchange Transaction, and the Related Transactions taken as a whole, and by operation of law without any action on the part of FIND or any of the other Parties, ACS shall have become a wholly-owned subsidiary of FIND.

5.	Acknowledgments, Representations and Covenants of NFibers, AZBC, ANB and ACSH.

5.1       NFibers, and each of AZBC, ANB and ACSH individually and respectively, represent and warrant to FIND as follows:

(a)       it is a limited liability company duly organized and existing under the laws of the State of Florida, and has the power to conduct the business which it conducts and proposes to conduct;

(b)       it has full power and authority to carry on its present business as currently conducted, and own its properties and assets; and

(c)       the execution, delivery, and performance of this Agreement has been duly authorized by it.

5.2       NFibers, and each of AZBC, ANB and ACSH individually, recognize and acknowledge that the purchase of the Subject Shares, in the aggregate or in part, involves a high degree of risk in that (i) FIND’s business is, and the Subject Shares are, highly speculative, (ii) it may not be able to liquidate its investment, either when it may choose to do so or at all, and (iii) transferability of all or any part of the Subject Shares is subject to restriction/limitation.

5.3       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that it either qualifies as an “accredited investor” within the meaning of Rule 501 of Regulation D, on the one hand, and/or has such prior business and investment experience and knowledge such that it is independently and fully capable of evaluating the merits and risks of an investment in the Subject Shares (all of them in the case of NFibers, and its respective share of them in the case of AZBC, ANB and ACSH), on the other.

5.4       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that it (a) has obtained access to and reviewed the Company’s most recent SEC filings, including without limitation its annual report on Form 10-K for the year ended December 31, 2017 and all subsequent quarterly and current reports on Form 10-Q and 8-K respectively (all of which is hereby collectively incorporated by reference as if set forth herein in its entirety), and understands the contents thereof including without limitation any risk factors and other risk-related disclosures included therein, (b) has received copies of all documents and any other information requested by it from FIND and had an opportunity to ask questions of and receive answers from FIND management concerning FIND as well as the terms and conditions of the offering by FIND of the Subject Shares (the “Offering”), and (c) is fully informed regarding the current operations and financial condition of FIND, the administration of its business affairs, and its prospects for the future.

5.5       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that the Offering does not qualify as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the U.S. Internal Revenue Code and is likely to require the recognition of taxable income upon issuance of the Subject Shares, and that it (a) has received no opinions or representations from FIND in respect of same, and (b) has been advised to retain its own professional advisors to evaluate such federal and state tax and other consequences of an investment in the Subject Shares (all of them in the case of NFibers, and its respective share of them in the case of AZBC, ANB and ACSH).

5.6       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge and agree that, by entering into this Agreement, each of them has irrevocably conveyed, transferred, relinquished and surrendered to FIND all of its respective rights, economic, voting and otherwise, under the ACS operating agreement from and after the date hereof, and covenants to refrain from asserting any such rights from and after the date hereof for any purposes.

5.7       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that, notwithstanding the fact that FIND has advanced on behalf of ACS an as-yet unreimbursed amount equaling $240,677.22 since September 2016 and continuing through the date hereof, the relative values of FIND and ACS, and by extension the purchase price for the Subject Shares, have not been the subject of an independent valuation study and/or report or related fairness opinion (in both cases due to prohibitive cost constraints as a practical matter), and, in any case, are inherently speculative due to (i) both company’s relatively early stage of development, (ii) the fact that such values are reasonably subject to a wide range of estimates, even as between professionals, and not readily ascertainable with any degree of certainty on the basis of customarily applied historical valuation metrics such as book value, revenues, profits and/or free cash flow, (iii) the fact that, due to SSH’s restrictions on transferability imposed under applicable securities law upon issuance pursuant hereto, coupled with a high degree of illiquidity owing to a lack of current meaningful trading volume in the FIND Common Stock, FIND’s quoted per-share trading price on the OTC Market (Pink) as of the date hereof ($0.0021, as per the Yahoo! Finance [or equivalent] screenshot annexed hereto as an addendum) is not realistically reflective of realizable market value by any of AZBC, ANB and ACSH, and ought for this reason, to be discounted for purposes of any valuation by a significant margin (at least 25-35%), (iv) the unavailability of reasonably reliable forecasts for the forward-looking sales and/or profitability trajectories of the companies, (v) the unavailability of reasonably reliable forecasts for the forward-looking financing needs of the companies, and (vi) continuing questions surrounding the availability of financing for either or both of the companies, equity, debt or hybrid, as well as the favorability, or even acceptability, of terms upon which any such financing may be available.

5.8       NFibers, and each of AZBC, ANB and ACSH individually, represent that no representations have been made by FIND or any of its representatives regarding (i) future financings to be effected by FIND from or after the date hereof, either for itself or for ACS, or (ii) the allocation of available resources from or after the date hereof, including without limitation financial and/or human resources, to any particular businesses or product lines controlled by FIND.

5.9       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that (a) the Offering has not been reviewed by the SEC based on FIND’s representations that it is intended to be a non-public offering made pursuant to exemption from the registration requirements of the Securities Act, including those under Section 4(a)(2) thereof and Regulation D, (b) any potential resale or other transfer by AZBC, ANB and/or ACSH (or any other holder) of the Subject Shares, or any part thereof, has not been, and is not currently expected by FIND to be, registered under the Securities Act, or the securities laws of any one or more states, (c) the Subject Shares are being purchased by NFibers, and by extension AZBC, ANB and ACSH, for investment purposes and not with a view to any near-term distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring or disposing of such securities in full compliance with all applicable provisions of the Securities Act, the rules and regulations promulgated by the SEC thereunder or in connection therewith, and applicable state securities laws, and (d) absent any such resale registration, or the availability of an exemption from registration coupled with the proffer of a formal, written opinion of counsel satisfactory to FIND stating that registration is not required under the Securities Act or such state securities laws, each of the Subject Shares will be required to be held indefinitely.

5.10       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that the certificates to be issued representing the Subject Shares shall bear a legend containing the following or similar words:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY OTHER SECURITIES LAWS. THESE SECURITIES MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF, OR OFFERED FOR TRANSFER, SALE OR OTHER DISPOSITION IN THE ABSENCE OF (i) AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE ACT, AND ANY OTHER APPLICABLE SECURITIES LAWS, OR (ii) AN OPINION OF COUNSEL ACCEPTABLE TO FINDEX.COM, INC. THAT A PROPOSED SALE QUALIFIES FOR EXEMPTION FROM REGISTRATION UNDER THE ACT AND ANY OTHER APPLICABLE SECURITIES LAWS”.

5.11       NFibers, and each of AZBC, ANB and ACSH individually, acknowledge that it is its understanding that (a) the Subject Shares have not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon its investment intention, (b) it is the position of the SEC that the statutory basis for such exemption would not be present if its representation merely meant that its present intention was to hold such securities for a short period, such as the capital gains period under any tax statutes, for a deferred sale, for a market rise (assuming that a market is maintained, for which no assurance can be provided), or for any other fixed period, and (c) in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with its representation to FIND, and the SEC would likely regard such a sale or disposition as a deferred sale to which such exemptions are not available.

5.12       NFibers, and each of AZBC, ANB and ACSH individually, understands and acknowledges that (a) there is currently a very limited public trading market for the FIND Common Stock, (b) the FIND Common Stock constitutes a “penny stock” for purposes of applicable regulation, (c) Rule 144 promulgated under the Securities Act, which provides a so-called “safe harbor” exemption from registration for the resale of certain securities under limited circumstances, currently requires, among other conditions, a minimum 6-month holding period prior to any resale of securities acquired in a non-public offering (such as the Offering) when, as here, such securities are comprised of common stock that is registered as a class under the Securities Exchange Act of 1934, as amended, and the issuing company thereof is subject to and current in meeting its reporting obligations thereunder (as FIND is as of the date hereof), (d) FIND is under no obligation to register the resale of any of the Subject Shares, and (e) FIND may, if it determines appropriate in its discretion, permit the transfer of any of the Subject Shares out of its name only if and when any such transfer is registered or when it is determined by FIND to qualify for exemption and any request therefor is accompanied by a formal, written opinion of counsel acceptable to FIND that neither the sale nor the proposed transfer results in a violation of the Securities Act and/or of the applicable securities laws of any individual state or other applicable jurisdiction.

5.13       NFibers, and each of AZBC, ANB and ACSH individually, agree to indemnify and hold harmless FIND, and each of its officers, directors, agents and attorneys against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses as such are incurred) incurred by each such person in connection with defending or investigating any claims or liabilities, whether or not resulting in any liability to such person to which any such indemnified party may become subject under the Securities Act, under any other statute, at common law or otherwise, insofar as such losses, claims, demands, liabilities and expenses (a) arise out of or are based upon any untrue statement or omission by NFibers, AZBC, ANB and/or ACSH of a material fact contained in this Agreement, or (b) arise out of or are based upon any breach of any representation, warranty or agreement of NFibers, AZBC, ANB and/or ACSH contained herein; provided, however, that neither AZBC, ANB and/or ACSH shall indemnify and hold harmless anyone as provided for herein against any losses, claims, demands, liabilities and expenses not attributable to their own misstatements or omissions, on the one hand, or their own breach of representation, warranty or agreement, on the other.

5.14       NFibers, and each of AZBC, ANB and ACSH individually, agree that (i) it has been represented by independent counsel in connection with this Agreement, the substance of the Subject Share Exchange Transaction and the Contemplated Transactions and that it fully understands the same, (ii) the economic and other terms of the Subject Share Exchange Transaction are fair and reasonable to it, (iii) it has been apprised of the potential conflict of interest based on the fact that Steven Malone is both a principal in ACSH, on the one hand, and the president, chief executive officer and a director of FIND, on the other, and expressly waives any objection to either the Subject Securities Exchange Transaction and/or the Contemplated Transactions based therein or arising therefrom, and (iv) it has been apprised of the potential conflict of interest based on the fact that Michael Membrado is both a principal in one of the other members of ACS, on the one hand, and legal counsel to FIND, on the other, and expressly waives any objection to the Subject Securities Exchange Transaction and/or the Contemplated Transactions based therein or arising therefrom.

6.       Representations, Acknowledgments and Covenants of FIND.

6.1       FIND represents and warrants to NFibers as of the date hereof as follows:

(a)       FIND is a corporation duly organized and existing under the laws of the State of Nevada, and has the power to conduct the business which it conducts and proposes to conduct;

(b)       FIND has full corporate power and authority to carry on its present business as currently conducted, and own its properties and assets;

(c)       the execution, delivery, and performance of this Agreement, and the issuance and delivery of the Subject Shares, by FIND has been duly approved by the board of directors of FIND, and all other actions required to authorize and effect the offer and sale of the Subject Shares has been duly taken;

(d)       the execution, delivery and performance of this Agreement and the issuance and delivery of the Subject Shares to NFibers and each of AZBC, ANB, and ACSH respectively, do not and will not (i) violate any provision of FIND’s articles of incorporation or bylaws, (ii) conflict with or result in the breach of any material provision of, or give rise to a default under, any agreement with respect to indebtedness or of any other material agreement to which FIND is a party or by which it or any of its properties or assets are bound, (iii) conflict with any law, statute, rule or regulation or any order, judgment or ruling of any court or other agency of government to which FIND is subject or any of its properties or assets may be bound or affected, in each case except where such conflict would not have a material adverse effect on FIND, or (iv) result in the creation or imposition of any lien, charge, mortgage, encumbrance or other security interest or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest) with respect to any present or future assets, revenues or rights to the receipt of income of FIND; and

(e)       upon issuance, the Subject Shares will be validly issued, fully paid and non-assessable, free from all taxes, liens, charges and encumbrances with respect to the issuance thereof, other than taxes, if any, in respect of any transfer occurring contemporaneously with such issuance and other than transfer restrictions imposed under applicable federal and/or state securities laws.

6.2       FIND acknowledges that ACS has not, to date, generated anything beyond nominal revenues from any developed product lines, though:

(a)       sales have begun to a company with which ACS is affiliated (through common ownership with ANB), United Stone Supply, LLC, and that is currently selling precast decorative lightweight “manufactured stone” product using one of ACS’s premier proprietary admixes to Lennar Corporation, asserted to be the largest home construction company in the United States in 2017 following its purchase of CalAtlantic Homes, and ranked 230th on the Fortune 500 as of 2018;

(b)       one product line (a high-performance stucco admix) is believed by ACS management to be ready at this time for immediate-term commercialization and market introduction, subject to a variety of questions that remain unresolved, particularly those associated with continuing uncertainties surrounding (i) the long-term performance characteristics and durability of the products identified as ready for commercialization, (ii) the lack to date of having completed industry-standard testing of such products, (iii) market sizes, (iv) market receptivity, (v) market penetration rates, (vi) the attainability and sustainability of targeted market price points for such products in order to achieve established benchmark minimum gross margin levels, and (vii) the degree to which stockpiling speculative inventory will be necessary during the early-going to meet customer demand if and when it materializes and develops; and

(c)       several other cement admix product lines remain (at various stages) under continuing research, development and testing for which the potentially definable construction markets are worldwide and extremely large by any standard, including ultra-lightweight, ultra-high-strength, and ultra-fire-resistant concrete blocks, hollow-core panels, and other pre-cast construction panels and materials.

6.3       FIND acknowledges as follows:

(a)       as of the date hereof, ACS has invested a total of $456,4429.64 in product research, development and commercialization, which amount includes (i) the proceeds of a $200,000 equity investment by one of the Class A membership interest holders in ACS, (ii) an additional $240,677.22 advanced by FIND on behalf of ACS during the period dating back to September 2016 and reimbursable to FIND as the afore-referenced but undocumented debt obligation of ACS, and (iii) an additional $15,752.42 advanced by Michael Membrado since August 14, 2018 under an interim debt agreement;

(b)       ACS currently has no creditors other than FIND, to which it owes $240,677.22, and Mr. Membrado, to whom it owes $15,752.42; and

(c)       the only material asset of ACS existing as of the date hereof is the trade secret intellectual property it acquired from Matt Piazza in February 2018, the value of which remains highly speculative at this time, but the prospects for which offer potentially extraordinary returns for each of at least several applications in the event of successful product commercialization and market penetration/adoption.

6.4       FIND acknowledges that it is its understanding that (a) the Subject ACS Membership Interest has not been registered under the Securities Act by reason of a claimed exemption under the provisions of the Securities Act which depends, in part, upon its investment intention, (b) it is the position of the SEC that the statutory basis for such exemption would not be present if its representation merely meant that its present intention was to hold such securities for a short period, such as the capital gains period under any tax statutes, for a deferred sale, for a market rise (assuming that a market exists, for which no assurance is made), or for any other fixed period, and (c) in the view of the SEC, a purchase now with an intent to resell would represent a purchase with an intent inconsistent with its representation hereunder, and the SEC would likely regard such a sale or disposition as a deferred sale to which such exemptions are not available.

6.5       FIND covenants to use its good faith, commercially reasonable efforts from and after the date hereof to (i) cause to be materially reduced the indebtedness reflected on its balance sheet up through the date hereof through an as-yet uncertain combination of voluntary debt-to-equity conversions and negotiated satisfactions and releases for nominal consideration, though no assurances can be provided, and (ii) secure reasonable and adequate financing for the growth of its business, though no assurance can be provided that any such financing shall be forthcoming, or, if forthcoming, that it will be in an amount or on such terms as are favorable, or even acceptable, to FIND.

7.       Miscellaneous.

7.1       Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to the Party to whom it is addressed at the address set forth on the first page hereof; provided, however, that notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

7.2       This Agreement shall not be changed, modified, or amended except by a writing signed by the Party against whom enforcement is sought.

7.3       This Agreement shall be binding upon and inure to the benefit of the Parties and to their respective heirs, legal representatives, successors, and/or assigns.

7.4       This Agreement sets forth the entire agreement and understanding between and among the Parties as to the subject matter hereof and supersedes all prior discussions, agreements, and understandings of any and every nature between them, except as may be expressly set forth in the certificates or instruments embodying all or any part of the Subject Shares themselves.

7.5        Notwithstanding the location where this Agreement may have been executed by any Party, it is agreed that all the terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Florida without regard to principles of conflicts of laws.

7.6       Each of the Parties hereby (i) submits to the jurisdiction of any state or federal court sitting in the County of Palm Beach, State of Florida, in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court, and (iv) waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

7.7       This Agreement may be executed in counterparts, all of which shall combine to constitute the single, complete instrument.

7.8       Upon the execution and delivery of this Agreement by all Parties, this Agreement shall become a binding obligation of all Parties with respect to the subject matter hereof.

7.9       The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

7.10       It is agreed that a waiver by any Party of a breach of any provision of this Agreement shall not operate, or be construed, as a waiver of any subsequent breach by that same Party.

7.11       Each Party agrees to execute and deliver all such further documents, agreements, and instruments, and take such other and further action, as may be reasonably requested by any other Party to carry out the purposes, intent of, and any legal requirements associated with, this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first written above.

FINDEX.COM, INC.

By: _______________________________________

Name: Steven Malone

Title: President & Chief Executive Officer

NANOTECH FIBERS, LLC

By: _______________________________________

Name: Matthew Piazza

Title: Authorized Signatory

AZBC, LLC

By: _______________________________________

Name: Matthew Piazza

Title: Authorized Signatory

ANB ENTERPRISES, LLC

By: _______________________________________

Name: James Bond

Title: Authorized Signatory

AUGUST CENTER STREET HOLDINGS, LLC

By: _______________________________________

Name: Steven Malone

Title: Managing Director

ADDENDUM

Screenshot: FIND (OTC Markets: Pink) as of Market Close 12-24-18